Exhibit 99.1

News Release

URI Shareholders Overwhelmingly Support Combination with Anatolia Energy

CENTENNIAL, Colo., U.S.A., September 23, 2015 – Uranium Resources, Inc. (Nasdaq: URRE; URI) held its URI Annual Meeting of Stockholders today at which the URI shareholders overwhelmingly voted to approve the issuance of shares to effect the combination with Anatolia Energy Ltd. Of the votes cast regarding the share issuance, 98.6% voted in support of the share issuance. A total of 21.6 million shares or 72% of shares eligible to vote were cast at the Annual Meeting.

Christopher M. Jones, President and Chief Executive Officer of URI, said, “We thank our shareholders for their continued support for this proposed combination with Anatolia, which we believe will transform URI into a near term, low-cost uranium producer. We are committed to advancing the Temrezli in-situ recovery project through its final permitting process and into development as efficiently and quickly as possible.

“Key management from URI and Anatolia have been working together closely to maximize the synergies to be realized through the relocation of URI’s idled Rosita plant for use at the Temrezli Project for the benefit of all shareholders.”

The Anatolia securityholders’ meetings will be held on October 9, 2015 local time in Perth. Pending approval by Anatolia securityholders and the Federal Court of Australia, the combination is expected to close in early November 2015.

In regards to the other proxy matters at the URI Annual Meeting, shareholders re-elected to the URI Board of Directors Terence J. Cryan, Mr. Jones, Marvin K. Kaiser, Tracy A. Stevenson and Mark K. Wheatley. For the third consecutive year, URI shareholders also approved URI’s executive compensation in an advisory vote with support of 98%. Finally, Hein & Associates LLP was ratified as the independent registered public accounting firm for URI.

About Uranium Resources

Uranium Resources, Inc. was incorporated in 1977 to explore, develop and recover uranium. Uranium Resources has two licensed and currently idled processing facilities and approximately 17,000 acres of prospective in situ recovery (ISR) projects in Texas. In New Mexico, the Company holds a federal Nuclear Regulatory Commission license to recover up to three million pounds of uranium per year using the ISR process at certain properties and controls minerals rights encompassing approximately 190,000 acres in the prolific Grants Mineral Belt in New Mexico, which holds one of the largest known concentrations of sandstone-hosted uranium deposits in the world. The Company acquired these properties along with an extensive uranium information database of historic drill hole logs, assay certificates, maps and technical reports for the Western United States.

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About Anatolia Energy

Anatolia Energy Ltd. is a uranium exploration and development company holding an extensive portfolio of licences within the Republic of Turkey, and is well placed to become a key explorer and miner in Turkey’s emerging uranium sector. Anatolia Energy has a 100% interest in 9 licences covering over 18,000ha of ground, including several advanced exploration and development opportunities, in the central Anatolian region of Turkey.

Anatolia has completed Pre-Feasibility Study (PFS) for the development of its Temrezli ISR Project, which is premised on the construction of a central processing plant (CPP) at the Temrezli site, and will process uranium bearing solutions from the Temrezli well field, with potential to process uranium-loaded resin transported from any satellite uranium deposits developed in the future from Anatolia’s other projects in the region.

Cautionary Statement: This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to risks, uncertainties and assumptions and are identified by words such as "expects," "estimates," "projects," "anticipates," "believes," "could," and other similar words. All statements addressing operating performance, events or developments that the Company expects or anticipates will occur in the future, including but not limited to statements relating to the consummation and benefits of the combination with Anatolia Energy and the timing or occurrence of production at the Company’s properties, are forward-looking statements. Because they are forward-looking, they should be evaluated in light of important risk factors and uncertainties.  These risk factors and uncertainties include, but are not limited to, (a) the Company's ability to raise additional capital in the future; (b) spot price and long-term contract price of uranium; (c) the failure to obtain Anatolia Energy securityholder approval or court or regulatory approval for the combination, (d) the Company's ability to reach agreements with current royalty holders; (e) operating conditions at the Company's projects; (f) government and tribal regulation of the uranium industry and the nuclear power industry; (g) world-wide uranium supply and demand; (h) maintaining sufficient financial assurance in the form of sufficiently collateralized surety instruments; (i) unanticipated geological, processing, regulatory and legal or other problems the Company may encounter, including in Turkey; (j) the ability of the Company to enter into and successfully close acquisitions or other material transactions, and other factors which are more fully described in the Company's Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and other filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should any of the Company's underlying assumptions prove incorrect, actual results may vary materially from those currently anticipated. In addition, undue reliance should not be placed on the Company's forward-looking statements. Except as required by law, the Company disclaims any obligation to update or publicly announce any revisions to any of the forward-looking statements contained in this news release.

Contact:

Wendy Yang

Uranium Resources, Inc.

303-531-0478

www.uraniumresources.com

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